UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 Main Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.	Entry into a Material Definitive Agreement

On March 6, 2009, the Board of Directors of Pegasystems Inc. (the “Company”) voted to amend the Company’s existing compensation program for Directors. Effective as of March 6, 2009, the annual stock grant to Directors (excluding Mr. Trefler) shall be increased, in that each Director will receive such number of shares of unrestricted Common Stock that is equal to $70,000 divided by the fair market value of the Common Stock on the date of issuance (as determined by the closing price on the last trading day preceding the date of issuance as reported by the Nasdaq Global Select Market).

As of March 8, 2009, the Company and Peter Gyenes entered into a Director Indemnification Agreement (the “Director Indemnification Agreement”), pursuant to which the Company has agreed to indemnify Mr. Gyenes against certain liabilities that may arise by reason of his status or service as a director of the Company, and to advance him the expenses incurred as a result of a proceeding as to which he may be indemnified. The Director Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted under the Massachusetts Business Corporation Act and is in addition to any other rights such director may have under the Company’s Articles of Organization, its By-laws and applicable law. The Director Indemnification Agreement also requires the Company to maintain directors’ and officers’ liability insurance with respect to such director for so long as he continues to serve as a director of the Company and for six years thereafter. The foregoing summary description of the Director Indemnification Agreement is qualified in its entirety by reference to Exhibit 99.1 filed with this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 8, 2009, the Company’s Board of Directors (the “Board”) appointed Peter Gyenes as a member of the Board. This appointment fills a vacancy on the Board. Mr. Gyenes’ term will expire at the next annual meeting of the Company’s stockholders, to be held on June 5, 2009, at which time he will be nominated for re-election.

Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions in the software and computer systems industries. He is currently the non-executive chairman of Sophos plc, a global security software company. Mr. Gyenes serves on the board of Lawson Software (NASDAQ: LWSN), a global provider of enterprise software solutions, Netezza Corporation (NYSE Arca: NZ), a provider of data warehouse appliances, VistaPrint Limited (Nasdaq:VPRT), a global e-commerce provider of marketing services to small businesses, and a number of privately held technology companies, and is a trustee of the Massachusetts Technology Leadership Council. He served as Chairman and CEO of Ascential Software (Nasdaq: ASCL) and its predecessor companies VMark Software, Ardent Software and Informix, leading its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served in executive positions at Racal InterLan, Inc., Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both a B.A. in mathematics and an M.B.A. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software.

Mr. Gyenes will receive an initial award of restricted stock units in consideration of his appointment to the Board, valued at $75,000 based on the fair market value of the Company’s Common Stock on the grant date of March 13, 2009, which will vest in three equal annual installments. Mr. Gyenes will receive an annual cash retainer of $55,000 and an annual grant of unrestricted Common Stock valued at $70,000, both payable at each annual meeting of stockholders. Mr. Gyenes will receive a prorated portion of these amounts for the period of time between March 8, 2009 and June 5, 2009. If Mr. Gyenes is appointed to serve on a Board committee, he will receive the additional cash retainer applicable to members of such committee.

A copy of the press release announcing the appointment of Mr. Gyenes as a Director of the Company is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.	Exhibits

99.1	Director Indemnification Agreement dated as of March 8, 2009 by and between Pegasystems Inc. and Peter Gyenes

99.2	Press Release issued by Pegasystems Inc. on March 11, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: March 11, 2009	By:	/s/ Shawn Hoyt
Shawn Hoyt
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX 99.1	Director Indemnification Agreement dated as of March 8, 2009 by and between Pegasystems Inc. and Peter Gyenes

EX 99.2	Press Release issued by Pegasystems Inc. on March 11, 2009